As filed with the Securities and Exchange Commission on July 1, 2005
                                         Registration No. 333-__________________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             MTM TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

               NEW YORK                                 13-3354896
      (State or other jurisdiction of       (I.R.S. Employer Identification No.)
      incorporation or organization)

  850 CANAL STREET, STAMFORD, CONNECTICUT                 06902
 (Address of Principal Executive Offices)               (Zip Code)

                           THE MTM TECHNOLOGIES, INC.
                          ASSOCIATE STOCK PURCHASE PLAN
                            (Full title of the plan)

                   FRANCIS J. ALFANO, CHIEF EXECUTIVE OFFICER
                             MTM TECHNOLOGIES, INC.
                  850 CANAL STREET, STAMFORD, CONNECTICUT 06902
                         (Name and of agent for service)

                                 (203) 975-3700
          (Telephone number, including area code, of agent for service)

             Copies of all communications, including communications
                  to agent for service, should also be sent to:

      E. ANN GILL, ESQ.              JOHN F. KOHLER, ESQ., GENERAL COUNSEL
  THELEN REID & PRIEST LLP                   MTM TECHNOLOGIES, INC.
      875 THIRD AVENUE                         850 CANAL STREET
  NEW YORK, NEW YORK 10022                STAMFORD, CONNECTICUT 06902

------------------------------------------------------------------------------------------------------------
                                                            Proposed          Proposed
                                                            maximum           maximum
     Title of securities to be         Amount to be      offering price      aggregate         Amount of
            registered                  registered         per share       offering price   registration fee
------------------------------------------------------------------------------------------------------------
Common stock, par value $.001 per
share                                  1,000,000 (1)        $3.28(2)       $3,280,000(2)        $386.06
------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act") this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(h)(1) based upon the average exercise price.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified by Part I of Form S-8 are not being filed with the Securities and Exchange Commission as permitted by the Note in Part I of Form S-8. This information has been or will be sent or given to participants of the Plans as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


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


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

We incorporate by reference the documents listed below and those filings we may make with the SEC after the date of the initial registration statement and prior to the effectiveness of such registration statement. We also incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

     o our Annual Report on Form 10-K, for the fiscal year ended March 31, 2005, filed with the SEC on June 29, 2005;

     o our Current Report on Form 8-K/A (Date of Report: April 20, 2005), filed with the SEC on April 21, 2005;

     o our Current Report on Form 8-K (Date of Report: May 16, 2005), filed with the SEC on May 16, 2005;

     o our Current Report on Form 8-K (Date of Report: June 13, 2005), filed with the SEC on June 14, 2005; and

     o the description of our common stock contained in the Registration Statement on Form 8-A we filed with the SEC in October 1993, including any amendment(s) or report(s) filed for the purpose of updating such description.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the provisions of the certificate of incorporation and by-laws of the Company, as amended to the date of this registration statement, each person who is or was a director or officer of the Company shall be indemnified by the Company to the full extent permitted or authorized by the Business Corporation Law of the State of New York. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the Company, such person shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (a) expenses (including attorneys' fees) and (b) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the Company, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company.

The officers and directors of the Company are covered by officers' and directors' liability insurance. The policy coverage is $10 million, which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $150,000.


ITEM 8. EXHIBITS.

Number     Description
------     -----------
  5.1      Opinion and consent of Thelen Reid & Priest LLP
 10.1      MTM Technologies, Inc. Associate Stock Purchase Plan
 23.1      Consent of Goldstein Golub Kessler LLP.
 23.2      Consent of Ernst & Young LLP
 23.3      Consent of UHY LLP
 23.4      Consent of Squar, Milner, Reehl & Williamson LLP
 23.5      Consent of Gunnip & Company LLP
 23.6 Consent of Thelen Reid & Priest LLP [Included in legal opinion filed as exhibit 5.1]
 24.1      Power of Attorney.


ITEM 9.

Undertakings.

(a)  The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(i)(A) and (a)(i)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15( d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on June 30, 2005.

                                           MTM Technologies, Inc.

                                           By: /s/ Francis J. Alfano
                                               ---------------------------------
                                               Francis J. Alfano,
                                               Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Gerald A. Poch*          Chairman of the Board                 June 30, 2005
--------------------------   of Directors
    Gerald A. Poch

/s/ Francis J. Alfano        Chief Executive Officer               June 30, 2005
--------------------------   (Principal Executive Officer)
    Francis J. Alfano        and Director

/s/ Alan Schwartz            Senior Vice President and             June 30, 2005
--------------------------   Chief Financial Officer
    Alan Schwartz            (Principal Financial and
                             Accounting Officer)

/s/ Steven H. Rothman*       Executive Vice President              June 30, 2005
--------------------------   and Director
    Steven H. Rothman

/s/ Clifford Friedman*       Director                              June 30, 2005
--------------------------
    Clifford Friedman

/s/ Richard R. Heitzmann*    Director                              June 30, 2005
--------------------------
    Richard R. Heitzmann

/s/ William Lerner*          Director                              June 30, 2005
--------------------------
    William Lerner

/s/ Alvin E. Nashman*        Director                              June 30, 2005
--------------------------
    Alvin E. Nashman

/s/ Arnold J. Wasserman*     Director                              June 30, 2005
--------------------------
    Arnold J. Wasserman


* By: Francis J. Alfano, Attorney-In-Fact


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


MTM TECHNOLOGIES, INC.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

     Exhibit
     Number      Description
     ------      -----------
     5.1         Opinion and consent of Thelen Reid & Priest LLP
     10.1        MTM Technologies, Inc. Associate Stock Purchase Plan
     23.1        Consent of Goldstein Golub Kessler LLP.
     23.2        Consent of Ernst & Young LLP
     23.3        Consent of UHY LLP
     23.4        Consent of Squar, Milner, Reehl & Williamson LLP
     23.5        Consent of Gunnip & Company LLP
     23.6        Consent of Thelen Reid & Priest LLP [Included in legal
                 opinion filed as exhibit 5.1]
     24.1        Power of Attorney


                                      II-5